Exhibit 99.1

6500 West Freeway, Suite 800 Fort Worth, Texas 76116 817.989.9000 telephone 817.989.9001 facsimile www.approachresources.com
News Release
Approach Resources Inc.
Reports Results for Third Quarter and
First Nine Months of 2008
     Fort Worth, Texas, November 5, 2008 — Approach Resources Inc. (NASDAQ: AREX) (the “Company”) today reported its third quarter 2008 financial and operating results.
Highlights
     Highlights from the third quarter 2008 (compared to the same period last year) include:
•	Production increased 69% to 2.1 Bcfe (22.6 MMcfe/d),

•	Revenues increased 165% to $22.0 million,

•	Net income increased 848% to $19.8 million, or $0.95 per diluted share,

•	Excluding an unrealized, pre-tax gain on commodity derivatives of $18.6 million, adjusted net income (a non-GAAP measure) rose 380% to $7.6 million, or $0.36 per diluted share, and

•	EBITDAX (a non-GAAP measure) increased 151% to $17.4 million, or $0.83 per diluted share.
Third Quarter 2008 Results
     Production for the third quarter of 2008 totaled 2.1 Bcfe (22.6 MMcfe/d), compared to 1.2 Bcfe (13.4 MMcfe/d) produced in the third quarter of 2007, an increase of 69%. As previously reported, production growth for the third quarter of 2008 was negatively impacted by shut-in production over a period of 23 days in Ozona Northeast, the Company’s largest producing field, caused by a disruption in downstream NGL facilities due to Hurricane Ike, and by the rupture of a third-party pipeline. The Company estimates that approximately 340 MMcfe was shut in during the third quarter of 2008. Third quarter 2008 production was 76.3% natural gas and 23.7% oil and NGLs, compared to 92.1% natural gas and 7.9% oil and NGLs in the third quarter of 2007.
     Net income for the third quarter of 2008 was $19.8 million, or $0.95 per diluted share, on revenues of $22.0 million, compared to net income of $2.1 million, or $0.20 per diluted share, on revenues of $8.3 million for the third quarter of 2007. An unrealized, pre-tax gain on commodity derivatives increased net income for the third quarter of 2008 by $18.6 million. Excluding the unrealized gain on commodity derivatives and the related income taxes, adjusted net income (a non-GAAP measure)

for the third quarter of 2008 was $7.6 million, or $0.36 per diluted share, compared to $1.6 million, or $0.14 per diluted share, for the third quarter of 2007.
     EBITDAX (a non-GAAP measure) for the third quarter of 2008 was $17.4 million, or $0.83 per diluted share, compared to $6.9 million, or $0.60 per diluted share, for the third quarter of 2007.
     The Company’s average realized natural gas, oil and NGL prices for the third quarter of 2008, before the effect of commodity derivatives, were $9.10 per Mcf, $110.61 per Bbl and $56.64 per Bbl, respectively, compared to $6.34 per Mcf, $72.14 per Bbl and $44.50 per Bbl for the third quarter of 2007.
     For the third quarter of 2008, lease operating expenses, or LOE, were $1.8 million, or $0.89 per Mcfe, compared to $760,000, or $0.62 per Mcfe, in the third quarter of 2007. The increase in LOE over the prior year quarter was primarily a result of the acquisition of the Neo Canyon working interest and Strawn/Ellenburger deep rights in Ozona Northeast, increased ad valorem taxes, including a retroactive adjustment related to the first six months of 2008, initial startup costs, including increased compression and treating costs associated with increased development activities in Cinco Terry and North Bald Prairie, and an increase in general maintenance costs in Ozona Northeast.
     Compared to the second quarter of 2008 the Company reduced LOE in the third quarter of 2008 by $0.02 from $0.91 per Mcfe to $0.89 per Mcfe. In addition, LOE was negatively impacted in the third quarter of 2008, on a per Mcfe basis, by the loss of an estimated 340 MMcfe of shut-in production. Excluding the estimated impact of 340 MMcfe of shut-in production in the third quarter of 2008, the Company estimated that LOE for the third quarter of 2008 would have been $0.76 per Mcfe, or a decrease of $0.15 per Mcfe from $0.91 per Mcfe in second quarter of 2008.
     Depletion, depreciation and amortization, or DD&A, expense for the third quarter of 2008 was $5.0 million, or $2.41 per Mcfe, compared to $3.1 million, or $2.52 per Mcfe, for the prior year quarter. The increase in DD&A on an absolute basis was primarily due to increased production and higher capital costs compared to the prior year period, which were partially offset by an increase in the Company’s estimated proved reserves at June 30, 2008.
     General and administrative, or G&A, expenses for the third quarter of 2008 were $1.9 million, or $0.92 per Mcfe, compared to $1.4 million, or $1.12 per Mcfe, in the third quarter of 2007.
     Severance and production taxes for the third quarter of 2008 were $1.0 million, or 4.4% of revenues, compared to $400,000, or 4.8% of revenues, for the third quarter of 2007.
First Nine Months of 2008 Results
     Production for the first nine months of 2008 totaled 6.1 Bcfe (22.2 MMcfe/d), compared to 3.8 Bcfe (14.1 MMcfe/d) produced in the same period in 2007, an increase of 59%. As discussed above, production volumes for the first nine months of 2008 were negatively impacted by an estimated 340 MMcfe of shut-in production during the third quarter.
     Net income for the nine months ended September 30, 2008 was $23.5 million, or $1.13 per diluted share, on revenues of $65.2 million, compared to net income of $4.5 million, or $0.41 per diluted share, on revenues of $27.4 million for the same period in 2007. An unrealized, pre-tax gain on commodity derivatives increased net income for the first nine months of 2008 by $4.1 million. Excluding the unrealized gain on commodity derivatives and the related income taxes, adjusted net income (a non-

GAAP measure) for the first nine months of 2008 was $20.9 million, or $1.00 per diluted share, compared to $5.9 million, or $0.51 per diluted share for the same period in 2007.
     EBITDAX (a non-GAAP measure) for the first nine months of 2008 was $51.6 million, or $2.48 per diluted share, compared to $22.8 million, or $1.96 per diluted share, for the first nine months of 2007.
     The Company’s average realized natural gas, oil and NGL prices for the nine months ended September 30, 2008, before the effect of commodity derivatives, were $9.72 per Mcf, $110.19 per Bbl and $54.05 per Bbl, respectively, compared to $6.87 per Mcf, $61.50 per Bbl and $37.80 per Bbl for the nine months ended September 30, 2007.
     For the nine months ended September 30, 2008, LOE was $5.1 million, or $0.84 per Mcfe, compared to $2.8 million, or $0.72 per Mcfe, in the nine months ended September 30, 2007. The primary factors in the increase in LOE were the acquisition of the Neo Canyon working interest and Strawn/Ellenburger deep rights in Ozona Northeast, increased ad valorem taxes, initial startup costs, including increased compression and treating costs associated with increased development activities in Cinco Terry and North Bald Prairie, and an increase in general maintenance costs in Ozona Northeast.
     DD&A expense for the nine months ended September 30, 2008 was $16.3 million, or $2.67 per Mcfe, compared to $9.2 million, or $2.40 per Mcfe, for the prior year period. The increase in DD&A expense was primarily attributable to increased production and higher capital costs during the first nine months of 2008. The higher DD&A expense per Mcfe was primarily attributable to higher capital costs in North Bald Prairie during the third quarter of 2008 and reserve revisions in Ozona Northeast at December 31, 2007. In North Bald Prairie, the Company paid capital costs attributable to the 50% working interest owned by the Company’s working interest partner under the Company’s farm-in agreement on the first five wells drilled.
     In the first nine months of 2008, exploration expense totaled $1.5 million, or $0.24 per Mcfe, compared to $633,000, or $0.16 per Mcfe, for the first nine months of 2007. Exploration expense for the first nine months of 2008 resulted primarily from lease extensions in Ozona Northeast and one dry hole drilled in Ozona Northeast, while exploration expense for the prior year period resulted from the drilling of a test well in the Company’s Boomerang project.
     G&A expenses for the first nine months of 2008 were $5.7 million, or $0.93 per Mcfe, compared to $4.1 million, or $1.07 per Mcfe, for the first nine months of 2007. The increase in G&A on an absolute basis was principally due to increased staffing, salaries, professional fees, share-based compensation, insurance and travel costs in the 2008 period over the 2007 period. The 2008 period increase was partially offset by bonus payments made in the 2007 period to cover tax liabilities incurred by management in connection with the exchange of shares of common stock to repay management notes before the Company’s initial public offering and a severance payment to a former employee.
     Severance and production taxes for the first nine months of 2008 were $2.9 million, or 4.4% of revenues, compared to $1.1 million, or 4.2% of revenues, for the prior year period.
Operations Update
     For the third quarter of 2008, the Company drilled or participated in a total of 30 (23 net) wells, 21 (16.5 net) of which were completed as producers, six (4.5 net) of which were in various stages of completion and three (two net) of which were drilled and abandoned. Five (3.5 net) wells that were in various stages of completion at the end of the third quarter have since been completed as producers.

     During the third quarter of 2008, the Company successfully recompleted five wells in the Canyon Sands in Cinco Terry.
•	The University 42-13 #1 well initially produced an estimated average of 1.6 MMcfe/d (gross) and has increased production out of the Canyon formation to an estimated average of 2.1 MMcfe/d (gross) after 78 days of production. The recompletion cost of the University 42-13 #1 well was approximately $225,000 (gross).
•	The University 42-22 #3 well initially produced an estimated average of 1.8 MMcfe/d (gross) and continues to produce out of the Canyon formation at an estimated average of 1.2 MMcfe/d (gross) after 66 days of production. The recompletion cost of the University 42-22 #3 well was approximately $260,000 (gross).
•	The Cinco Terry “A” 902 well initially produced an estimated average of 1.0 MMcfe/d (gross) and continues to produce out of the Canyon formation at an estimated average of 840 Mcfe/d (gross) after 47 days of production. The recompletion cost of the Cinco Terry “A” 902 well was approximately $220,000 (gross).
•	The Cinco Terry “A” 903 well initially produced an estimated average of 1.9 MMcfe/d (gross) and continues to produce out of the Canyon formation at an estimated average of 1.4 MMcfe/d (gross) after 61 days of production. The recompletion cost of the Cinco Terry “A” 903 well was approximately $205,000 (gross).
•	The West 2302 well initially produced an estimated average of 1.3 MMcfe/d (gross) and continues to produce out of the Canyon formation at an estimated average of 1.4 MMcfe/d (gross) after 39 days of production. The recompletion cost of the West 2302 well was approximately $210,000 (gross).
     During the fourth quarter of 2008, the Company plans six Canyon Sand recompletions in Ozona Northeast. These wells were acquired in the Strawn and Ellenburger deep rights acquisition that closed on July 1, 2008. The Company expects to recomplete these wells for approximately $325,000 each. The Company has also identified several Strawn deepening projects as well as additional Canyon locations as a result of the Company’s reprocessed 3-D seismic data.
     The Company’s estimated average daily production for the month of October 2008 was 30.4 MMcfe/d.
     In October 2008, through a combination of The University of Texas System’s Lease Sale and private transactions, the Company leased an additional 7,512 gross (3,881 net) acres adjacent to the Company’s Cinco Terry project in Crockett County, Texas. The Company believes the acreage is prospective for Ellenburger, Canyon Sands and Wolfcamp production. The additional acreage expands the Company’s Cinco Terry project to a total of 38,892 gross (18,334 net) acres.
Capital Expenditures, Liquidity and Commodity Derivatives Update
     Capital expenditures for drilling and development in the three and nine months ended September 30, 2008 were $36.4 million and $72.2 million, respectively. The $72.2 million in capital expenditures during the nine months ended September 30, 2008 included $11.5 million related to the acquisition of the additional 95% interest in the Strawn and Ellenburger formations and 75 miles of complementary gathering lines and compression in Ozona Northeast, $3.2 million in lease acquisitions, geological and geophysical and other related costs and $2.4 million in tubular inventory.
     The Company has a $200 million revolving credit facility with a $100 million borrowing base. On August 26, 2008, the Company entered into a third amendment to its revolving credit facility, which increased the number of lenders from two to four and allocated the lenders’ commitment percentages as follows: The Frost National Bank — 30%, JPMorgan Chase Bank, NA — 30%, Fortis Capital Corp. — 20% and KeyBank National Association — 20%. The maturity date under the revolving credit facility is July 31, 2010. The Company had outstanding borrowings of $23.5 million at September 30, 2008, and $27.1 million outstanding at October 31, 2008. Outstanding borrowings under the Company’s credit facility increased during the third quarter and first month of the fourth quarter of 2008 primarily as a result of lost revenues from shut-in production at Ozona Northeast and increased drilling activity in Cinco Terry and North Bald Prairie.

     At September 30, 2008, the Company had the following commodity derivatives positions outstanding. J.P. Morgan Ventures Energy Corporation is currently the Company’s only commodity derivatives counterparty.

Period	Volume (MMBtu)		$/MMBtu
	Monthly	Total	Floor	Ceiling	Fixed
NYMEX — Henry Hub
Costless collars 2008	173,000	520,000	$7.50	$11.45
Costless collars 2008	200,000	600,000	$9.00	$12.20
Costless collars 2009	180,000	2,160,000	$7.50	$10.50
Costless collars 2009	130,000	1,560,000	$8.50	$11.70
Fixed price swaps
4th quarter 2008	100,000	300,000			$8.63
WAHA differential
Fixed price swaps 2008	173,000	520,000			(0.69)
Fixed price swaps 2008	100,000	300,000			(0.67)
Fixed price swaps 2009	200,000	2,400,000			(0.61)
Management Comments
     J. Ross Craft, the Company’s President and Chief Executive Officer commented that, “Despite shut-in production over 23 days as a result of Hurricane Ike and a third-party pipeline rupture, and an estimated loss of 340 MMcfe of production volumes during the third quarter, the Company increased production 69% over the prior year quarter and held production stable from the second quarter of 2008. In addition, we were able to reduce operating expenses on a per Mcfe basis from the second quarter of 2008 despite the unusual production interruptions. We are encouraged by the continued success of our repeatable, low-risk drilling operations in our West Texas properties.”
     “We are currently evaluating capital expenditure and operating rig scenarios for 2009 to balance development of our core areas with internally generated cash flow in 2009 and to preserve liquidity under our revolving credit facility. We intend to focus our 2009 capital expenditures on developing our West Texas properties that can continue to provide economic rates of return and production growth despite a volatile commodity price environment. Further, we expect to maintain financial and operational flexibility to respond quickly to rapidly-changing market conditions and potential growth opportunities. We anticipate announcing our 2009 capital expenditure budget and production and operating guidance before the year end. The Company is in a good position to capitalize on potential opportunities created during these uncertain times with a healthy balance sheet and commodity derivatives in place to mitigate some of the risk of fluctuating commodity prices, and we will continue our efforts to grow long-term shareholder value.”

2008 Operating Costs and Expense Guidance
     The Company is revising its 2008 guidance previously provided for lease operating, general and administrative and depletion, depreciation and amortization expense. The table below sets forth the Company’s revised 2008 lease operating, general and administrative and depletion, depreciation and amortization expense guidance, as well as the Company’s guidance for production, severance and production taxes and exploration expense, which remain unchanged. The 2008 production and operating expense guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control, as further described later in this press release.

	Prior	Current
	Projected	Projected
	2008	2008
Production:
Total (MMcfe)	8,000 – 8,500	8,000 – 8,500

Operating costs and expenses:
Lease operating expense (per Mcfe)	$0.65 – 0.70	$0.85 – 0.95
Severance and production taxes (percent of oil and gas sales)	5%	5%
Exploration (per Mcfe)	$0.28 – 0.29	$0.28 – 0.29
General and administrative (per Mcfe)	$0.75 – 0.78	$0.90 – 1.05
Depletion, depreciation and amortization (per Mcfe)	$2.00 – 2.50	$2.50 – 2.80
Conference Call Information
     The Company will host a conference call on Thursday, November 6, 2008, at 10:00 a.m. CST (11:00 a.m. EST) to discuss its third quarter 2008 results. To participate in the conference call, domestic participants should dial (877) 627-6555 and international participants should dial (719) 325-4868 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the events and presentations page under the investor relations section of the Company’s web site, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. A replay of the webcast will be available for one year on the Company’s web site.
Forward-Looking Statements and Cautionary Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s drilling program, production, capital and operating expense levels, expected cash flows and specific operating costs and expense guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for natural gas and oil, global economic and financial market conditions, availability of drilling equipment and personnel, availability of sufficient capital to execute the Company’s business plan, the Company’s ability to replace reserves and efficiently develop and exploit its current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on March 28, 2008 and May 8, 2008, respectively, and available on our web site at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of unconventional natural gas and oil properties in the United States and British Columbia. The Company focuses on natural gas and oil reserves in tight sands and shale. The Company operates or holds leases in Texas, Kentucky and New Mexico and has a non-operating interest in British Columbia. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the investor relations section of its web site.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues (in thousands):
Gas	$14,456	$7,194	$47,900	$24,110
Oil	5,973	1,010	13,223	3,075
NGLs	1,586	89	4,054	189

Total oil and gas sales	22,015	8,293	65,177	27,374

Realized (loss) gain on commodity derivatives	(195)	1,079	(676)	3,323

Total oil and gas sales including derivative impact	$21,820	$9,372	$64,501	$30,697

Production:
Gas (MMcf)	1,588	1,135	4,927	3,511
Oil (MBbls)	54	14	120	50
NGLs (MBbls)	28	2	75	5

Total (MMcfe)	2,080	1,232	6,097	3,840

Average prices:
Gas (per Mcf)	$9.10	$6.34	$9.72	$6.87
Oil (per Bbl)	110.61	72.14	110.19	61.50
NGLs per (Bbl)	56.64	44.50	54.05	37.80

Total (per Mcfe)	$10.58	$6.73	$10.69	$7.13

Realized (loss) gain on commodity derivatives (per Mcfe)	(0.09)	0.88	(0.11)	0.86

Total per Mcfe including derivative impact	$10.49	$7.61	$10.58	$7.99

Costs and expenses (per Mcfe):
Lease operating expenses	$0.89	$0.62	$0.84	$0.72
Severance and production taxes	0.47	0.32	0.47	0.30
Exploration	—	—	0.24	0.16
General and administrative	0.92	1.12	0.93	1.07
Depletion, depreciation and amortization	2.41	2.52	2.67	2.40

APPROACH RESOURCES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES:
Oil and gas sales	$22,015	$8,293	$65,177	$27,374
EXPENSES:
Lease operating	1,842	760	5,095	2,783
Severance and production taxes	968	400	2,891	1,148
Exploration	—	—	1,478	633
General and administrative	1,923	1,375	5,686	4,105
Depletion, depreciation and amortization	5,016	3,109	16,257	9,217

Total expenses	9,749	5,644	31,407	17,886

OPERATING INCOME	12,266	2,649	33,770	9,488
OTHER:
Interest expense, net	(423)	(1,108)	(914)	(3,062)
Realized (loss) gain on commodity derivatives	(195)	1,079	(676)	3,323
Unrealized gain (loss) on commodity derivatives	18,611	785	4,060	(2,117)

INCOME BEFORE PROVISION FOR INCOME TAXES	30,259	3,405	36,240	7,632
PROVISION FOR INCOME TAXES	10,411	1,312	12,702	3,130

NET INCOME	$19,848	$2,093	$23,538	$4,502

EARNINGS PER SHARE:
Basic	$0.96	$0.22	$1.14	$0.47

Diluted	$0.95	$0.20	$1.13	$0.41

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,651,591	9,538,883	20,640,327	9,507,449
Diluted	20,851,848	11,636,944	20,837,166	11,632,889

UNAUDITED SELECTED FINANCIAL DATA

	September 30,	December 31,
Unaudited Consolidated Balance Sheet Data (in thousands):	2008	2007
Cash and cash equivalents	$1,626	$4,785
Other current assets	24,457	12,021
Property and equipment, net, successful efforts method	286,551	230,819
Other assets	1,309	1,101

Total assets	$313,943	$248,726

Current liabilities	$28,422	$22,017
Long-term debt	23,528	—
Other long-term liabilities	37,612	26,890
Stockholders’ equity	224,381	199,819

Total liabilities and stockholders’ equity	$313,943	$248,726

	Nine Months Ended
	September 30,
Unaudited Consolidated Cash Flow Data (in thousands):	2008	2007
Operating activities	$45,896	$20,294
Investing activities	$(72,670)	$(32,445)
Financing activities	$23,625	$24,996
Effect of foreign currency translation	$(10)	$—
Supplemental Non-GAAP Financial Measures
     This release contains certain financial measures that are non-GAAP measures. The Company has provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP that are presented in this release.
Adjusted Net Income
     This release contains the non-GAAP financial measure adjusted net income, which excludes the unrealized, pre-tax gain on commodity derivatives. Historically, the Company has not designated its derivative instruments as cash-flow hedges. The Company records its open derivative instruments at fair value on its consolidated balance sheets as either unrealized gains or losses on commodity derivatives. The Company records changes in such fair value in earnings on its consolidated statements of operations under “unrealized gain (loss) on commodity derivatives.” The unrealized, pre-tax gain on commodity derivatives was $18.6 million for the three months ended September 30, 2008. Net of taxes, the unrealized gain on commodity derivatives for the three months ended September 30, 2008 was $12.3 million.
     The amounts included in the calculation of adjusted net income below were computed in accordance with GAAP. The Company believes adjusted net income is useful to investors because it provides readers with a more meaningful measure of the Company’s profitability before recording unrealized losses on commodity derivatives.

     The following table provides a reconciliation of adjusted net income, or net income before the unrealized gain (loss) on commodity derivatives and related tax effect, for the three and nine months ended September 30, 2008 and 2007, respectively (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$19,848	$2,093	$23,538	$4,502
Effect of unrealized gain (loss) on commodity derivatives:
Unrealized (gain) loss on commodity derivatives	(18,611)	(785)	(4,060)	2,117
Related deferred income tax	6,328	267	1,380	(720)

Net effect of unrealized (gain) loss on commodity derivatives	(12,283)	(518)	(2,680)	1,397

Adjusted net income	$7,565	$1,575	$20,858	$5,899

Adjusted net income per diluted share	$0.36	$0.14	$1.00	$0.51

EBITDAX
     EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. The Company defines EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized loss (gain) on commodity derivatives, (5) interest expense and (6) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP.
     The Company’s EBITDAX measure provides additional information that may be used to better understand its operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other readers of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company without regard to capital structure or historical cost basis.

     The following table provides a reconciliation of net income to EBITDAX (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$19,848	$2,093	$23,538	$4,502
Exploration	—	—	1,478	633
Depletion, depreciation and amortization	5,016	3,109	16,257	9,217
Share-based compensation	304	88	800	175
Unrealized (gain) loss on commodity derivatives	(18,611)	(785)	(4,060)	2,117
Interest expense, net	423	1,108	914	3,062
Income taxes	10,411	1,312	12,702	3,130

EBITDAX	$17,391	$6,925	$51,629	$22,836

EBITDAX per diluted share	$0.83	$0.60	$2.48	$1.96

Glossary of Terms Not Otherwise Defined in This Release:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein to reference oil, condensate or NGLs.
Bcfe. Billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
GAAP. Generally accepted accounting principles in the United States.
MBbl. Thousand barrels of oil, condensate or NGLs.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
NGLs. Natural gas liquids.
/d. “Per day” when used with volumetric units or dollars.
Contact:
J. Ross Craft, President and CEO
Steven P. Smart, Executive Vice President and CFO
J. Curtis Henderson, Executive Vice President and General Counsel
Megan P. Brown, Investor Relations and Corporate Communications
Approach Resources Inc.
(817) 989-9000
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